Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genpact Limited:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 01, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states that Genpact Limited acquired Barkawi Management Consultants GmbH & Co. KG and certain related entities and Commonwealth Informatics Inc., and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, Barkawi Management Consultants GmbH & Co. KG and certain related entities and Commonwealth Informatics Inc.’s internal control over financial reporting associated with total assets of $132,908 thousands (of which $107,351 thousands represent goodwill and intangible assets included within the scope of the assessment) and total revenues of $22,207 thousands included in the consolidated financial statements of the Company as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Barkawi Management Consultants GmbH & Co. KG and certain related entities and Commonwealth Informatics Inc.

/s/ KPMG

Gurugram, Haryana, India

November 14, 2019